                                                                     EXHIBIT 4.8

                                 PROMISSORY NOTE

$100,000.00                                              Oklahoma City, Oklahoma
                                                                     May 1, 1999

         FOR VALUE RECEIVED, AMERIVISION COMMUNICATIONS, INC., an Oklahoma corporation ("Borrower") hereby promises to pay to the order of John Damoose, an individual ("Lender"), on the Maturity Date the principal sum of One Hundred Thousand Dollars and No Cents ($100,000.00), together with interest payable as set forth herein.

         Commencing on the date first set forth above, (10%) interest shall accrue on the unpaid principal amount hereunder at a rate of ten percent (10%) per annum. Payments of interest shall be made in equal monthly installments of Eight Hundred Thirty Three Dollars and Thirty Three Cents ($833.33) commencing June 1 and all unpaid principal and any accrued and unpaid interest under this Note shall be due and payable in full on April 30, 2001 (the "Maturity Date").

         All payments of principal and interest under this Note shall be made in lawful money of the United States of America in immediately available funds at the office of Lender located at 11871 Snowfield Court, Traverse City, Michigan 49686 or such other place as Lender may designate from time to time in writing.

         Borrower and all other persons liable on this Note hereby waive presentment for payment, demand, notice of dishonor, protest, notice of protest and all other demands and notices in connection with the delivery, performance and enforcement of this Note.

         Lender hereby subordinates payment by the Borrower of any and all indebtedness, liabilities, guarantees and other obligations of the Borrower to Lender, now existing or hereafter arising (collectively, the "Subordinated Debt"), to the payment to one or more senior secured lenders to Borrower designated from time to time by Borrower in writing (each a "Senior Lender"), of all indebtedness, liabilities, guarantees and other obligations of the Borrower to the Senior Lenders, now existing or hereafter arising (including without limitation any interest, charges and other sums accruing after the filing of a petition by or against Borrower under the Bankruptcy Code) (the "Senior Debt").

         Lender agrees not to ask for, demand, sue for, take or receive all or any part of the Subordinated Debt nor any security therefor, unless and until all of the Senior Debt has been paid and performed in full; provided that, so long as no event of default and no event which, with notice or passage of time or both, would constitute an event of default under any document, instrument or agreement evidencing, securing or relating to the Senior Debt, both before and after giving effect to the following payments, has occurred, Subordinated Creditor may accept payment of the Subordinated Debt.

         This Note is being delivered in, is intended to be performed in, shall be construed and enforceable in accordance with, and be governed by the internal laws of, the State of Oklahoma without regard to principles of conflict of laws. The state and federal courts in Oklahoma City, Oklahoma shall have exclusive jurisdiction over all matters arising out of this Note, and service of process in any such proceeding shall be effective if mailed to Borrower at its address set forth above. BORROWER HEREBY WAIVES THE RIGHT TO TRIAL BY JURY OF ANY MATTERS ARISING OUT OF THIS NOTE. If this Note is referred to any attorney for collection, and the payment is obtained without the entry of judgment, the obligors shall pay to the holder of this Note its attorneys' fees.

         The right and remedies of Lender provided for hereunder are cumulative with the rights and remedies of Lender available under any other instruments or agreement or under applicable law. The principal amount of this Note shall continue to be effective or be reinstated, as the case may be, if at any time any amount received by Lender in respect of this Note is rescinded or must otherwise be restored or returned by Lender including without limitation upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or upon the appointment of any intervenor or conservator of, or trustee or similar official for Borrower or any substantial part of its properties, or otherwise, all as though such payments had not been made.

         The Promissory Note described herein shall replace in the entirety any obligation owing by Borrower to Lender arising from the Promissory Note between Borrower and Lender dated June 2, 1998. This note shall also be subject to the attached Addendum.

         IN WITNESS WHEREOF, Borrower has duly executed and delivered this Promissory Note as of the date first set forth above.


                                     AMERIVISION COMMUNICATIONS, INC.



                                     By: /s/ Stephen D. Halliday
                                        ---------------------------------------
                                             Name:    Stephen D. Halliday
                                             Title:   President/CEO

                           ADDENDUM TO PROMISSORY NOTE
                                Dated May 1, 1999



Borrower:                           AmeriVision Communications, Inc.
                                    ("AmeriVision")

Lender:                             John Damoose

Facility:                           Subordinated Convertible Promissory Note
                                    ("Note"). This Note will be subordinated to Coast Business Credit.

Loan                                Amount: $100,000.00

Repayment and Conversion:           On or before April 30, 2001 Lender shall
                                    have the option to convert the Note to
                                    common stock at the lower of fair market value without discount for marketability
                                    (determined by appraisal) of the stock on June 2, 1998 or the lowest publicly traded value of the stock (on an equivalent diluted basis) within three months of trading on a stock exchange. Lender can at its election extend the Note on the same terms and conditions including convertibility for up to three additional years. If extended, Borrower can call the Note at a 10% premium to its then appraised value (including conversion value) on or before April 19, 2003.

Warrants:                           Borrower shall issue at the time of
                                    AmeriVision's reorganization (but no later than March 31, 2000) to Lender detachable warrants to purchase 400 shares of Borrower's common stock at a strike price equal to $0.01 per share.

Other: Lender's conversion and warrant position shall be governed by standard anti-dilution terms. Borrower will provide Lender with any requested information on Borrower's financial states. Borrower will notify Lender on default of any Coast covenant or condition.




                                          By: /s/ Stephen D. Halliday
                                              ---------------------------------
                                                  Name:    Stephen D. Halliday
                                                  Title:   President/CEO



                                       3